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                                                                   EXHIBIT 10.37

                    Summary of 2005 Outside Directors' Compensation

         FEE STRUCTURE. In 2005, each Outside Director will be paid an annual retainer fee of $50,000 for service on the Board of Directors. In general, 100% of the retainer fee is to be paid in the form of common stock equivalents, as described below. A director may elect, however, to have up to 40%, or $20,000, of the fee paid in cash. The Outside Directors will also receive meeting attendance fees, committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash, but at the option of the director may be paid in directors' stock equivalents. Outside Directors will receive $1,000 for each meeting of the Board of Directors attended. Outside Directors who are members of the Audit Committee and Compensation/Nominating/ Governance Committee will receive $1,000 for each in-person meeting, and $500 for each telephonic meeting, of the respective committee attended. Each Outside Director who serves as a Chairman of the Audit Committee or the Compensation/Nominating/Governance Committee will be paid a fee of $8,000 per chairmanship. Also, the lead independent director will be paid a $6,000 retainer fee for serving as the chairman and primary spokesman when the Board of Directors meets in executive session. Outside Directors who serve as members of the Audit Committee or Compensation/Nomination/Governance Committee will be paid $4,000 per committee membership. Members of the Three-year Independent Director Evaluation Committee will receive $1,000 plus expenses for each meeting of that committee attended.

    COMMON STOCK EQUIVALENTS/OPTIONS. As described above, all or a portion of an Outside Director's retainer fee is generally paid in common stock equivalent units. These directors' stock equivalents are payable in cash or, at the Company's option, shares of common stock after an Outside Director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The directors' stock equivalents are issued at 100% of the fair market value on the date of the grant.

    In addition, each Outside Director generally receives an annual grant of an option to purchase up to 5,000 shares of common stock. Directors' options: (a) are granted with per share exercise prices equal to 100% of the fair market value of a share of common stock on the day the option is granted; (b) beginning in 2005, have terms of seven years (for prior periods, the terms were ten years); and (c) generally, will fully vest six months from the grant date. Once vested, the directors' options will be exercisable at any time during the option term. An Outside Director generally receives a pro-rated grant for partial-year periods during which he or she serves on the Board of Directors.

    DEFERRED COMPENSATION PLAN. The Company has a voluntary deferred compensation plan for Outside Directors. Under the plan, an Outside Director may elect, prior to commencement of the next calendar year, to have some or all of the cash portion, that is, up to 40%, or $20,000, of his or her retainer fee and some or all of his or her meeting fees


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credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include stock equivalent units of the Company's common stock, which may be paid out in either cash or, at the Company's option, shares of common stock.

         RESTRICTED STOCK. In partial satisfaction of residual obligations under the discontinued retirement plan for directors, Ms. Eickhoff receives an annual grant of $15,400 in value of restricted shares of the Company's common stock. The restricted shares may not be sold, transferred, assigned, pledged or otherwise encumbered and are subject to forfeiture if the director ceases to serve on the Board prior to the expiration of the restricted period. This restricted period ends upon Ms. Eickhoff's normal retirement from the Board, unless she is disabled or dies, or the Compensation/Nominating/Governance Committee of the Board, at its discretion, determines otherwise. During the restricted period, Ms. Eickhoff will be entitled to vote the shares and receive dividends.